EXHIBIT 22

                   SHELTER PROPERTIES III LIMITED PARTNERSHIP


                                 Subsidiary List



Name of Subsidiary            State of Incorporation/Formation          Date

North River Village III
   Limited Partnership              Delaware                            1992

Shelter III GP Limited
   Partnership                      Delaware                            1992